Exhibit 8.2

January 5, 2017

Tax Opinion

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the proxy statement included in a registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-4 (Registration No. 333-214712) on the date hereof (the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “Material United States Federal Income Tax Consequences” in the proxy statement/prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.2 to the Registration Statement. We also consent to the references to our firm under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Time Warner Inc.

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                New York, New York 10019